Exhibit 99.1

Net1 Appoints Mr. Kuben Pillay as Chairman and Ms. Nonkululeko N. Gobodo as Board member

JOHANNESBURG, South Africa, August 18, 2021.  Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) ("Net1" or the "Company") today announced that it has appointed Mr. Kuben Pillay as Chairman of the Board of Directors ("Board") as of August 18, 2021. Mr. Pillay has been a non-executive director since June 2020 and fills this role as a result of the untimely death of Mr. Jabu Mabuza who passed away as a result of Covid-19 complications earlier this year.

"I am truly humbled by this appointment and will continue on the strong path of renewal started by my predecessor, Jabu Mabuza, of ethical and values driven leadership, and a passion and commitment to better financial services for the underserved. I will seek to bring diverse localised management and board experience in governance, regulatory, digital, transaction processing and transformation," said Mr. Pillay.

Mr. Pillay serves on a number of South African public and private corporate boards. These include being the Chairman of Sabvest Limited, and the Lead Independent Director of the OUTsurance group of companies, and a non-executive director of Transaction Capital Limited. Mr. Pillay has previously served and retired as Chairman of the boards, of Mineworkers Investment Company (MIC), Primedia Limited and Cell C Limited.

The Company also appointed Ms. Nonkululeko N. Gobodo as an independent non-employee director to its Board as of August 18, 2021. Ms. Gobodo will chair Net1's Social and Ethics Committee and will be a member of its Audit Committee.

Ms. Gobodo is the first black female-chartered accountant in South Africa and brings a wealth of accounting and auditing experience from over 35 years of executive experience. She also has extensive experience as a non-executive director, having served on many boards including JSE listed Clicks Group Limited, PPC Limited and Shoprite Holdings Limited, as well as, Mercedes Benz, Imperial, the SA Maritime Authority, and the South Africa Revenue Service audit committee.

She is a pioneer in her field, having established her own successful accounting and audit firm during the apartheid era. The firm grew to become SizweNtsalubaGobodo ("SNG"), the largest black accounting firm in South Africa and fifth-largest overall. In 2018, SNG acquired the Grant Thornton South Africa licence. In 2016, she founded Nonkululeko Leadership Consulting, a boutique, black-owned and managed leadership consulting firm based in Sandton and served as its CEO for five years. In May 2021, she started Awakened Global, a movement that calls for Africans and women to awaken to their authentic power.

"I would like to extend a warm welcome to Nonku as she joins our company," said Mr. Pillay. "We believe that she will contribute towards strengthening the leadership of Net1 as it fulfils its mandate of providing financial services to underserviced consumers in South Africa," he concluded.

Mr. Chris Meyer, Net1's newly appointed Group CEO said, "The new appointments bring a wealth of experience as prominent business leaders across the private and public sectors in Africa, including a strong track record with corporate turnarounds and we look forward to benefiting from their guidance."

Mr. Lincoln Mali, Net1's CEO Southern Africa said, "The difficult times South Africa faces call for the best minds with both a strong corporate track record and a passion for social justice to step up to key leadership roles. These inspired new appointments will greatly assist Net1 on in its chosen path of financial inclusion, which is an important element of creating a more equitable society."

The Board also reconstituted its Board committees and the following table presents its reconstituted committees:

Director	Audit	Remuneration	Nominating and Corporate Governance	Social and Ethics	Capital Allocation
Kuben Pillay		X	X*	X
Antony C. Ball		X*	X		X*
Ian O. Greenstreet	X				X
Nonkululeko Gobodo	X			X*
Javed Hamid			X
Ali Mazanderani					X
Monde Nkosi		X			X
Ekta Singh-Bushell	X*		X	X

* Chairperson

About Net1 (www.net1.com)

Net1 is a leading financial technology company that utilizes its proprietary banking and payment technology to deliver on its mission of financial inclusion through distribution of low-cost financial and value-added services to underserved consumers and small businesses in Southern Africa, which represents a significant segment of these economies. The Company also provides transaction processing services, including being a payment processor and bill payment platform in South Africa. Net1 leverages its strategic investments to further expand its product offerings or to enter new markets.

Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Investor Relations Contact:
Dara Dierks

Managing Director - ICR

Email: net1IR@icrinc.com

Media Relations Contact:

Bridget von Holdt

Co-Market Leader | MD  - BCW

Phone: +27-82-610-0650

Email: Bridget.vonholdt@bcw-global.com